Exhibit 10.1
International Flavors & Fragrances Inc.
2010 Named Executive Officer Compensation Matters
     A summary description of certain compensation arrangements for the Company’s Chief Executive Officer (“CEO”) and the executive officers who were named in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders and who are still employed by the Company (collectively, the “Named Executive Officers”) is provided below. Unless otherwise noted, these arrangements were approved on March 8, 2010 by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), and in the case of compensation decisions concerning the CEO, the Board (upon the recommendation of the Compensation Committee).
2010 Base Salaries Effective April 1, 2010
     Below are the base salaries effective April 1, 2010 that were approved for our CEO and other Named Executive Officers.

		Base Salary Effective
Name	Title	April 1, 2010	Increase
Douglas D. Tough	Chairman and Chief Executive Officer	$1,200,000	0
Nicolas Mirzayantz	Group President, Fragrances	$500,000	$25,000
Hernan Vaisman	Group President, Flavors	$500,000	$50,000
Kevin C. Berryman	Executive Vice President and Chief Financial Officer	$500,000	0
Beth E. Ford	Executive Vice President, Head of Supply Chain	$500,000	0
Dennis M. Meany	Senior Vice President, General Counsel and Secretary	$414,000	0
Angelica T. Cantlon	Senior Vice President, Human Resources	$315,000	0
Richard A. O’Leary	Vice President and Controller	$275,000	0

2010 Annual Incentive Plan (“AIP”)
     Under the AIP, each executive officer, including the CEO, has an annual incentive award target based on the achievement of specific quantitative corporate and/or business unit financial performance goals. The weighting of corporate and/or business unit financial goals varies depending upon the role of each executive officer. For 2010 AIP, the Compensation Committee decided not to include goals related to non-financial strategic initiatives.
     The corporate and business unit financial objectives for 2010 under the AIP relate to sales growth (excluding the effects of currency movements), operating profit (adjusted to exclude certain items approved by the Compensation Committee), gross margin percentage and working capital as a percentage of sales.
     Each executive officer’s AIP target award for 2010 is a stated percentage of his or her base salary. The Compensation Committee did not approve, nor in the case of the CEO did it recommend to the Board, any changes to the AIP target percentage of any of the Named Executive Officers, and the Board did not approve any changes to the CEO’s AIP target percentage.
     Based on the specific quantitative financial objectives, if threshold performance is achieved for the year, each executive officer may be paid 25% of his or her target award and if maximum performance is achieved for the year, each executive officer may be paid up to a ceiling of 200% of that officer’s target award. Failure to meet threshold performance for the financial objectives, based on the performance goals, will generally result in no AIP award to the executive officer for that year.
2010-2012 Long-Term Incentive Plan (“LTIP”)
     As with prior LTIP cycles, the Compensation Committee has determined that the 2010-2012 LTIP cycle will consist of four segments, with each year during the cycle being a separate segment and the entire three-year period being a fourth segment. Under the LTIP, each executive officer, including the CEO, has an award target for each LTIP cycle segment, based on the achievement of specific quantitative corporate financial performance goals. Each segment during the cycle will be weighted as 25% of the executive’s total target for the cycle.
     For the 2010-2012 cycle, the corporate financial performance goals under the LTIP that the Compensation Committee reviewed and approved will relate to (i) improvements in the Company’s earnings per share (“EPS”) and (ii) total shareholder return (“TSR”) relative to other companies in the S&P 500. For the first three segments of the LTIP cycle, the Company’s EPS goal and the relative TSR goal each carry a 50% weight. For the fourth segment of the LTIP cycle, the TSR goal carries a 100% weight. TSR means the amount, expressed as a percentage, of market price appreciation or depreciation of a share of common stock plus dividends on a share of common stock, assuming dividend reinvestment at the dividend payment date, measured from January 1, 2010 through a specified year-end or cycle-end date. TSR will be calculated for the Company and for the S&P 500 so that the ranking of the Company as a percentile of the S&P 500 can be determined. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date will be determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.
     The EPS goal for each applicable segment of the 2010-2012 LTIP performance cycle will be reviewed and approved by the Compensation Committee no later than the ninetieth day of each such segment. At its meeting held on March 8, 2010, the Compensation Committee approved the EPS goal for the first segment (2010) of the 2010-2012 LTIP cycle and the TSR goal for each of the four segments of the LTIP cycle. The Compensation Committee also approved the same EPS goal for the second segment (2010) of the 2009-2011 LTIP cycle. In connection with the 2008-2010 LTIP cycle, on February 1, 2009, the Compensation Committee also approved a one-year supplemental performance metric (based on improvement in operating margin in fiscal 2010 as compared to fiscal 2009), as described under Item 5.02 of the Form 8-K filed by the Company on February 5, 2010, which is incorporated herein by reference.
     For the 2010-2012 three-year LTIP cycle, each executive officer has a range of potential awards, both above and below target, which are specified at the beginning of the cycle. The LTIP target amounts applicable to the Named Executive Officers are as follows:

		Change in LTIP
		Target from prior
Name	LTIP Target Amount	LTIP Cycle
Douglas D. Tough	$2,000,000	0
Nicolas Mirzayantz	$450,000	$70,000
Hernan Vaisman	$450,000	$90,000
Kevin C. Berryman	$450,000	$50,000
Beth E. Ford	$450,000	$50,000
Dennis M. Meany	$248,400	0
Angelica T. Cantlon	$189,000	0
Richard A. O’Leary	$137,500	0
If any LTIP payouts are to be made for the 2010-2012 cycle, 50% would be paid in cash and 50% would be paid in Company stock. For the 2010-2012 LTIP cycle, the number of shares of Company stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle, based on $42.01 per share, the closing market price on January 4, 2010, the first stock trading day of the cycle.
     Depending on the extent to which the Company achieves the corporate performance goals for each segment of the LTIP cycle, a portion of the executive’s LTIP award may be notionally credited on behalf of the executive, but any “credited” portion will not be paid until the completion of the full LTIP cycle. If a portion of the executive’s LTIP award is notionally credited for any segment during the LTIP cycle, that portion would consist of 50% cash and 50% shares based on the cash amount and number of shares earned by the executive for that segment.
     Upon the completion of the LTIP cycle and all of its segments, the aggregate of all credited portions of an award may be payable to each executive, subject to the negative discretion of the Compensation Committee and, if the executive separated from employment with the Company during the LTIP cycle, subject to the terms of the Executive Separation Policy or any other separation arrangement between the executive and the Company.
2010 Equity Choice Program
     On April 27, 2010, the Compensation Committee approved, and in the case of the CEO, on April 28, 2010, the Board (upon the recommendation of the Compensation Committee) approved the total value of the equity awards to be granted to each eligible senior executive, under the Company’s Equity Choice Program (the “Equity Choice Program”). Under the Company’s Equity Choice Program each executive who is eligible for a grant of equity awards will be entitled to choose from three alternative types of equity awards and will be granted those equity awards under the 2000 SAIP up to his or her total dollar award value. Grants of equity awards under the Equity Choice Program, based on each eligible executive’s election, are anticipated to be made in June 2010, with a vesting date in April 2013. The range of Equity Choice Program potential total dollar award values and the actual approved 2010 Equity Choice Program award values for the CEO and each Named Executive Officer are as follows:

			2010 Equity Choice
	Equity Choice Program		Program Approved Award
Name	Potential Value Range		Value
Douglas D. Tough	$750,000 - $2,250,000		$1,500,000
Nicolas Mirzayantz	$225,000 - $675,000	*	$600,000
Hernan Vaisman	$225,000 - $675,000	*	$600,000
Kevin C. Berryman	$225,000 - $675,000	*	$600,000
Beth E. Ford	$225,000 - $675,000	*	$450,000
Dennis M. Meany	$150,000 - $450,000		$350,000
Angelica T. Cantlon	$150,000 - $450,000		$350,000
Richard A. O’Leary	$100,000 - $300,000		$200,000

*	The above range was increased from $200,000 — $600,000.

Executive Separation Policy
     At its meeting held on March 8, 2010, the Compensation Committee approved a change to the Company’s Executive Separation Policy (the “ESP”) to provide that the provision regarding “gross-up payments” would not apply to participants whose employment with the Company commenced on or after March 8, 2010. This provision states that if payments to a participant would trigger the golden parachute excise tax, the Company will pay an additional amount, a “gross-up payment,” so that the after-tax value of the participant’s payments and benefits under the ESP and other compensation paid by the Company would be the same as though no excise taxes applied. Effective as of March 8, 2010 this provision will apply only to participants hired prior to that date.
Other Information.
     The information contained under Item 5.02 in the Form 8-K filed by the Company on February 9, 2010 regarding a discretionary bonus of $76,893 awarded to Mr. Mirzayantz is incorporated herein by reference. In addition, a discretionary make-whole payment, relating to the pro-ration of the 2007-2009 LTIP cycle, in the amount of $20,853 in cash and 427 shares of Company stock, was made to Ms. Ford on March 11, 2010.